Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The Goldman Sachs Group, Inc. $5,880,000 Leveraged JPX-Nikkei Index 400-Linked Notes due 2016

The notes do not bear interest.  The amount that you will be paid on your notes on the stated maturity date (June 8, 2016) is based on the performance of the JPX-Nikkei Index 400 as measured from the trade date (May 22, 2015) to each of the averaging dates (May 30 and 31, 2016 and June 1, 2 and 3, 2016).  If the final index level, which is the arithmetic average of the closing levels of the index on each of the averaging dates, is greater than the initial index level of 14,912.32, the return on your notes will be positive, subject to the maximum settlement amount (of $1,157.50 for each $1,000 face amount of your notes).  If the final index level is less than the initial index level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 3.0 times (c) the index return, subject to the maximum settlement amount; or

•                  if the index return is zero or negative (the final index level is equal to or less than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index return.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment, including, among other things, our credit risk. See page PS-14. The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $980 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	May 28, 2015	Original issue price:	100.00% of the face amount
Underwriting discount:	1.10% of the face amount	Net proceeds to the issuer:	98.90% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.	JPMorgan Placement Agent

Pricing Supplement No. 3795 dated May 22, 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $980 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $995 per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through November 24, 2015.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Product supplement no. 3136 dated September 15, 2014

•                  General terms supplement dated September 26, 2014

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated September 26, 2014, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 3136” mean the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 3136 and “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 3136 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 3136 or the accompanying general terms supplement.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.

Underlier:	JPX-Nikkei Index 400 (Bloomberg symbol, “JPNK400”), as published by Japan Exchange Group, Inc., Tokyo Stock Exchange, Inc. and Nikkei Inc.

Specified currency:	U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 3136:

•     type of notes: notes linked to a single underlier

•     exchange rates: not applicable

•     averaging dates: yes, as described below

•     redemption right or price dependent redemption right: not applicable

•     cap level: yes, as described below

• buffer level: not applicable

• interest: not applicable

Face amount:

each note will have a face amount of $1,000; $5,880,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:

the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase

Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-16 of this pricing supplement

Supplemental discussion of U.S. federal income tax consequences you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2017.

Cash settlement amount (on the stated maturity date):

for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return; or

•                  if the final underlier level is equal to or less than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the underlier return

Initial underlier level:	14,912.32

Final underlier level:

the arithmetic average of the closing level of the underlier on each of the averaging dates, except in the limited circumstances described under “Supplemental Terms of the Notes —Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Underlier return:	the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate:	300.00%

Cap level:	105.25% of the initial underlier level

Maximum settlement amount:	$1,157.50

Trade date:	May 22, 2015

Original issue date (settlement date):	May 28, 2015

Determination date:	the last averaging date,June 3, 2016 subject to adjustment as described under “Supplemental Terms of the Notes —Averaging Dates” on page S-15 of the accompanying general terms supplement

Stated maturity date:	June 8, 2016, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement

Averaging Dates:

May 30, 2016, May 31, 2016, June 1, 2016, June 2, 2016 and June 3, 2016, each subject to postponement as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-15 of the accompanying general terms supplement

No interest:	the offered notes do not bear interest

No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-27 of the accompanying general terms supplement

Business day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-27 of the accompanying general terms supplement

Trading day:

means a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor. Although the underlier sponsor may publish the underlier level on a day when one or more of the principal securities markets for the underlier stocks are closed, that day would not be a trading day for purposes of the underlier.

Use of proceeds and hedging:	as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 3136

ERISA:	as described under “Employee Retirement Income Security Act” on page S-49 of the accompanying product supplement no. 3136

Supplemental plan of distribution:

as described under “Supplemental Plan of Distribution” on page S-50 of the accompanying product supplement no. 3136; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co. (GS&Co.), and GS&Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1.00% of the face amount.

We will deliver the notes against payment therefor in New York, New York on May 28, 2015, which is the third scheduled business day following the date of this pricing supplement and of the pricing of the notes.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:	GS&Co.

CUSIP no.:	38148T3P2

ISIN no.:	US38148T3P28

FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Leveraged JPX-Nikkei Index 400-Linked Notes due 2016

Issued by:
The Goldman Sachs Group, Inc.

200.00%
150.00%
115.75%
100.00%
50.00%
0.00%
Hypothetical Cash Settlement Amount as % of Face Amount
105.25%
0.00%
50.00%
100.00%
150.00%
200.00%
Hypothetical Final Index Level as % of Initial Index Level

Additional Terms Specific to Your Notes

You should read this pricing supplement together with the prospectus dated September 15, 2014, the prospectus supplement dated September 15, 2014, the general terms supplement dated September 26, 2014 and the product supplement no. 3136 dated September 15, 2014. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated September 15, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514340703/d773025d424b2.htm

Prospectus supplement dated September 15, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514340709/d776518d424b2.htm

General terms supplement dated September 26, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514353491/d795346d424b2.htm

Product supplement no. 3136 dated September 15, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514340732/d787255d424b2.htm

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the averaging dates could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level  will be on any averaging date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	300.00%
Cap level	105.25% of the initial underlier level
Maximum settlement amount	$1,157.50
Neither a market disruption event nor a non-trading day occurs on the originally scheduled averaging dates
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	115.750%
140.000%	115.750%
130.000%	115.750%
120.000%	115.750%
110.000%	115.750%
105.250%	115.750%
105.000%	115.000%
103.000%	109.000%
101.000%	103.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 115.750% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 105.250% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 105.250% (the section right of the 105.250% marker on the horizontal axis) would result in a capped return on your investment.

200.00%
150.00%
115.75%
100.00%
50.00%
0.00%
Hypothetical Cash Settlement Amount as % of Face Amount
105.25%
0.00%
50.00%
100.00%
150.00%
200.00%
Hypothetical Final Index Level as % of Initial Index Level

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014, the accompanying prospectus supplement dated September 15, 2014, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 3136.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, the accompanying general terms supplement, dated September 26, 2014, and the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 3136.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Cash Settlement Amount on Your Notes Is Linked to the Closing Level of the Underlier on Five Averaging Dates

The underlier return will be based on the arithmetic average of the underlier closing level on each of the five averaging dates (each of which is subject to postponement in case of market disruption events or non-trading days), and therefore not the simple performance of the underlier over the life of your notes. For example, if the closing level of the underlier dramatically increased on the last averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing level of the underlier on that last averaging date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the JPX-Nikkei Index 400 as measured from the initial underlier level to the closing level on each of the averaging dates. If the final underlier level is less than the initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level.  The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount.  For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Index Has a Limited Operating History

The notes are linked to the performance of the underlier, which was launched on January 6, 2014. Because the underlier has no underlier level history prior to that date, limited historical underlier level information will be available for you to consider in making an independent investigation of the underlier performance, which may make it difficult for you to make an informed decision with respect to the notes.

Your Notes Are Linked to an Underlier Which Has Components Listed or Located Outside the United States; Your Investment in the Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to an underlier which has components that have their primary listing on an exchange located outside the U.S. and includes stocks issued by foreign companies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007,  legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The JPX-Nikkei Index 400 (the “underlier”), is a stock index calculated and published daily by Japan Exchange Group, Inc., Tokyo Stock Exchange, Inc. and Nikkei Inc. (which we refer to as the underlier sponsor), through numerous data vendors, newspapers and other news media and on the Nikkei Inc. website.  The underlier was launched on January 6, 2014 and, according to the underlier provider, the underlier is composed of companies with high appeal for investors, which meet global investment standards, such as efficient use of capital and investor-focused management perspectives. The price return calculation of the underlier value is disseminated in real time every second.

More information about the underlier can be found on Nikkei Inc.’s website at: http://indexes.nikkei.co.jp/en/nkave/index/profile?idx=jpxnk400.  We are not incorporating by reference the foregoing website or any information it includes in this pricing supplement.  The underlier provider is under no obligation to continue to publish the underlier and may discontinue the underlier at any time as further described below.  Although the underlier is calculated and maintained in accordance with the information provided in the JPX-Nikkei Index 400 Guidebook (the “underlier guidebook”) maintained on Nikkei’s website, the underlier provider has discretion to use an alternative method of underlier calculation as it deems appropriate upon the occurrence of events which are not covered in the underlier guidebook or if the underlier provider determines that it is difficult to use the methods described in the underlier guidebook.

The underlier is comprised of common stocks whose main market is the Tokyo Stock Exchange’s First Section, Second Section, market of the high-growth and emerging stocks (“Mothers”) or JASDAQ market, although the underlier provider retains the discretion to include equivalent issues it deems necessary.  The number of underlier constituents shall be 400 as a general rule.  However, the number of constituents may temporarily fall below the base number due to delistings and other factors between periodic reviews of the underlier, as discussed further below.  The base date for the calculation of the underlier is August 30, 2013.  The base value of the underlier is 10,000.  The real-time price return Japanese Yen value of the underlier is reported by Bloomberg under the ticker symbol “JPNK400”.

As of May 7, 2015, the following sectors had the following weights in the underlier:

Sector	Weight (%)

Air Transportation	0.38%
Banks	8.34%
Chemicals	6.55%
Construction	2.22%
Electric Appliances	13.75%
Electric Power & Gas	0.97%
Foods	4.31%
Glass & Ceramics Products	0.84%
Information & Communication	7.08%
Insurance	2.46%
Iron and Steel	1.43%
Land Transportation	5.04%
Machinery	5.48%
Metal Products	0.41%
Mining	0.53%
Nonferrous Metals	1.03%
Oil & Coal Products	0.61%
Other Financing Business	1.66%
Other Products	0.45%
Pharmaceutical	6.32%
Precision Instruments	1.11%
Pulp & Paper	0.13%
Real Estate	3.62%

Retail Trade	4.72%
Rubber Products	1.22%
Securities and Commodities Futures	1.61%
Services	3.03%
Textiles & Apparel	0.49%
Transportation Equipment	9.49%
Warehousing & Harbor Transport	0.11%
Wholesale Trade	4.60%

As of May 7, 2015, the top ten constituents of the underlier and their respective weights were:

Company	Weight (%)

KDDI Corporation	1.71%
Mitsubishi UFJ Financial Group, Inc	1.69%
Fanuc Corporation	1.66%
Toyota Motor Corporation	1.59%
Nippon Telegraph and Telephone Corporation	1.52%
Canon, Inc.	1.48%
Takeda Pharmaceutical Co Ltd.	1.45%
Sumitomo Mitsui Finacial Group, Inc.	1.43%
Mizuho Financial Group	1.39%
Japan Tobacco Inc.	1.37%

The information in the table and paragraph above was derived from sources we deem reputable but without independent verification by us.  The other information above and below was derived from English language documents and other English language materials on the website of Nikkei Inc. but without independent verification by us.  Please note that in any case where differences arise between the English version of the underlier guidebook and the original Japanese version, the original Japanese document will prevail.

Construction of the Underlier

In order to be eligible for the underlier, a stock must be a common stock whose main market is the Tokyo Stock Exchange First Section, Second Section, Mothers or JASDAQ market as of the base date.  The initial base date for the underlier was June 28, 2013.  For subsequent annual reviews, the base date will be the final business day of June of each year.  Issues other than common stocks may be treated as eligible for inclusion in the underlier if they are regarded as equivalent to common stocks and their inclusion is deemed necessary by the underlier provider.  The underlier does not currently include any non-common stocks.

Dual-listed foreign stocks (which must also be listed in the Tokyo Stock Exchange First Section, Second Section, Mothers or JASDAQ market as of the base date) are generally only considered eligible when their trading value on the Tokyo Stock Exchange in the most recent year from the base date is greater than their trading value on the other exchanges on which they are listed.

The following issues will not be considered eligible for inclusion in the underlier:

•                  Stocks listed for less than three years on the base date (excluding companies which underwent technical listing and were listed for three or more years prior to delisting);

•                  Stocks of companies which have liabilities in excess of assets during any period in the last three-years prior to the base date (see “Financial Date for the Underlier” below);

•                  Stocks of companies which have operating deficits in all of the last three-years prior to the base date (or, for companies which have not disclosed operating profits, a deficit for the three-year cumulative operating profit as discussed further below);

•                  Stocks of companies which have an overall deficit in all of the earnings periods for the last three-years prior to the base date;

•                  Stocks of companies whose financial statements have notes regarding the going concern assumption in the most recent earnings period (annual or quarterly) prior to the base date (including, for example, in the quarterly financial statement submitted following any such period) (see “Financial Date for the Underlier” below);

•                  Stocks of companies whose financial statements state that there is a significant inadequacy that should be disclosed or that it is not possible to release appraisal of internal controls in the internal control report pertaining to the most recent earnings period prior to the base date (quarterly or annual) (see “Financial Date for the Underlier” below);

•                  Stocks of companies which fall under any of the following on the base date:

•                  Security to be delisted; or

•                  Security on alert

•                  Stocks of companies which, within one year from the base date, were:

•                  Subject to public announcement measures;

•                  Requested to submit an improvement report for public inspection (including cases of resubmission); or

•                  Subject to payment of a penalty for violation of the listing agreement.

To construct the underlier, the top 1,000 issues are selected in descending order from the 1,200 eligible issues which have the highest trading values in the three years from the base date.  The 1,000 issues selected must also be among the 1,200 eligible issues with the highest market capitalization.  Where the number of issues selected does not reach 1000, the remaining issues shall be selected on the basis of market capitalization from the 1,200 eligible issues with the highest trading value in the three years from the base date.

Each of the 1,000 issues selected shall be given a score based on the following quantitative criteria:

(a) the three-year average return on equity (ROE) (where the three-year average ROE = [total net income for the past three years / total equity capital (beginning — end of year average) in the past three years) × 100];

(b) the three-year cumulative operating profit ranking (where the three-year cumulative profit is the total operating profit for the past three years); and

(c) ranking based on the market capitalization on the base date.

For each criterion, a score of 1000 points is awarded in order, with the highest ranked issue receiving a score of 1,000 and the lowest ranked issue for that criterion being given a score of 1.  The total quantitative score given to each issue shall be calculated by weighting the issue’s ROE score 40%, the cumulative profit score 40% and the market capitalization score 20%.

From the 1,000 issues selected, a list of 400 stocks, ranked in total score order, is created based on these quantitative scores.

A qualitative score is also assigned to each of the 1,000 issues based on the following criteria:

•                  Appointment of independent directors (at least two independent outside directors must be appointed as of the base date);

•                  Adoption of International Financial Reporting Standards; and

•                  Disclosure of earnings information in English (the most recent earnings information as of the base date must be disclosed in English via TDnet (Company Announcements Distribution Service)).

Data regarding independent directors is obtained from the most recent Corporate Governance Report submitted by the company on or before the tenth business day of July following the base date, after the general shareholders’ meeting for the most recent fiscal year.  Data regarding IFRS and English earnings information are obtained from TDnet — information registered at the time of the base date is used.

A list of 400 stocks is then created by ranking the 1,000 selected issues on the basis of a final score which is the sum of the quantitative score and the qualitative score.  Issues whose three-year average ROE and most recent ROE are negative or whose three-year cumulative operating profit is negative, are ranked lowest.  Where two or more issues have the same final score, the issue with the higher market capitalization as of the base date is given the higher rank.  The underlier provider does not disclose the scoring values for the qualitative factors but ensures that no more than 10 constituents are included in the underlier that would not have been included solely based on the quantitative score list.

The qualitative scores are then adjusted so that there are no more the ten issues that are different between the two lists described above.  The 400 stocks obtained after adjusting the qualitative scores become the underlier stocks.

Financial Data for the Underlier

The following general rules apply to the collection of financial data for the construction of the underlier:

(i)         Earnings reports from the fiscal year ended in April three years prior to the year of the base date to the fiscal year ended in March immediately preceding the base date shall be used.

(ii)      Consolidated earnings figures will be given preference.  However, for fiscal years in which only non-consolidated earnings figures were disclosed, such non-consolidated figures shall be used.

(iii)   In cases of an absorption-type merger/stock swap, information for the company surviving the merger or the new parent company following the stock swap, as applicable, shall be used for the fiscal years prior to such merger/stock swap.

(iv)  In cases of technical listing via succession due to a corporate consolidation (stock transfer), merger involving the establishment of a new company, or corporate split, the information of the company which the underlier provider deems to be the subject of the corporate action pertaining to such technical listing shall be used for the fiscal years prior to the technical listing.

Calculation Methodology for the Underlier

The underlier is calculated to the second decimal place, using free-float adjusted market value weighting.  The underlier is calculated as the quotient of the current market value divided by the base market value multiplied by the base value of the underlier (currently 10,000).  For the purposes of this calculation, the market value is the summation of the number of shares for each underlier constituent multiplied by the stock price for each underlier constituent.

The stock prices for calculating the underlier are determined in the following order of priority:

(1)     special quote or sequential trade quote;

(2)     contract price; and

(3)     if neither (1) nor (2) is available, the base price for underlier calculation, determined in the following order: (i) theoretical ex-rights price, (ii) most recent special quote or sequential trade quote on or before the previous trading day, or (iii) most recent contract price before the previous trading day.

The number of shares used for underlier calculation for each underlier constituent is determined by multiplying the total number of listed shares by the free-float weight ratio following cap adjustment (which we refer to as the FFW).  The number of listed shares for each issue used for underlier calculation is generally equal to the number of outstanding shares for such issue.  However, the number of listed shares for an issue may temporarily differ from the number of outstanding shares for such issue in a limited number of circumstances, such as stock splits.

The FFW is the percentage of listed shares for each issue deemed to be available for trading in the market.  The FFW is calculated by first estimating the number of listed shares deemed not to be available for trading in the market using securities reports and other statutory documents required by Japan’s Financial Instruments and Exchange Act, as well as publicly available documents released by each listed company.  Shares held by the top ten major shareholders (in circumstances excluding those specified below), treasury and other similar shares (including shares with limited voting rights as specified in Article 308(1) of Japan’s Companies Act)), shares held by board members and other representatives, and other shares deemed by the underlier provider to unavailable for trading in the market are each considered to be non-free-float shares.

Shares held by the top ten major shareholders may be considered to be free-float shares in certain circumstances, such as when they are held by securities finance companies, securities depositories or nominees for depository receipts.  Where the top ten shareholders include trust banks, master trusts, global custodians, insurance companies or securities companies, shares may be considered to be free float if (i) there are descriptions in the securities report on the type of trust and the purpose of purchase of the shares; (ii) it is clear that the shares are held by several beneficiaries and managed centrally; and (iii) it is clear that the shares are held for margin transactions.  The foregoing circumstances are not exclusive.

The non-FFW ratio is calculated by dividing the non-free-float shares by the company’s total listed shares.  The FFW is then obtained by subtracting the non-FFW ratio from 1 (i.e., 1 — non-FFW ratio).  FFW is expressed as a figure in the range of 0.00000 to 1.00000 in increments of 0.00001.

FFW is reviewed once a year in order to reflect the latest share ownership distribution.  The timing of the FFW review depends on listed companies’ earnings announcements.  At the periodic review, FFW is rounded up to the nearest 0.05 after subtracting the non-FFW ratio from 1.  In addition to the periodic review of FFW, the underlier provider may undertake extraordinary reviews of the FFW if the FFW changes significantly due to events such as the allocation of new shares to a third party, conversion of preferred shares, exercise of subscription warrants, spin–offs, mergers, acquisitions or other events that the underlier provider may deem appropriate.

Periodic Review of the Underlier; Removal and Inclusion of Constituents

Periodic review of the underlier constituents is conducted according to the selection criteria described above.  The base date for periodic review is the final business day of June of each year.

The list of constituents to be added to or removed from the underlier is released on the fifth business day of each August, and calculation of the underlier using the new constituents commences from the final business day of the August following the periodic review.

In the periodic review, the top 400 issues are selected according to the final score rankings described above from the issues eligible as constituents of the underlier as of the base date.  If 400 issues cannot be selected from the issues eligible as constituents of the underlier as of the base date, the top ranking issues according to the final score rankings as described above shall be selected until the number of constituents reaches 400.

Where constituents are delisted or designated as securities to be delisted, they will be removed from the underlier.  The underlier provider may also remove a constituent from the underlier where the underlier provider deems the constituent to be significantly inappropriate.

Where underlier constituents are delisted as a result of a corporate consolidation, merger, acquisition, merger involving the establishment of a new company, or split pursuant to Japan’s former Commercial Code (shareholder-directed spinoff) (collectively, a “corporate event”), and where the newly established company, surviving company, or successor company resulting from such corporate consolidation, etc. is listed without delay, such newly established company, etc. shall be added as a constituent to the underlier only if the main body of the newly established company, as determined by the underlier provider, was an underlier constituent.

Even though the number of constituents in the underlier may decrease between periodic reviews due to the removal of constituents by means other than the periodic review (such as delisting), no supplementary inclusions are made to meet the intended number of constituents.  Inclusions to meet the intended number of constituents are only made during the periodic review in August.

Adjustments to Base Market Value of the Underlier

The base market values for the underlier are adjusted to maintain continuity whenever the market value of the underlier changes due to an increase or decrease in constituent issues, capital raising, or similar events other than market fluctuations.  The events that require such adjustment are:

•                  The inclusion or removal of constituents as a result of one of the following:

•                  The new listing of a newly established company resulting from a corporate event that results in an underlier constituent being delisted and the new company being included in the underlier.

•                  The inclusion of a new underlier constituent following the periodic review in August.

•                  The new listing of a newly formed company resulting from a corporate event that results in an underlier constituent being delisted and the new company being included in the underlier.

•                  Delisting for reasons other than the above.

•                  The removal of a constituent following its designation as a security to be delisted.

•                  The removal of a new underlier constituent following the periodic review in August.

•                  Changes in the number of shares used for underlier calculation as a result of one of the following:

•                  Changes in the FFW ratio following cap-adjustment.

•                  Public offerings.

•                  Third-party allotments.

•                  Capital increases via paid-in allotment of shares to shareholders.

•                  Exercise of subscription warrants.

•                  Conversion of preferred stock, etc.

•                  Cancellation of treasury stock.

•                  Sale of shares held by the Japanese government.

•                  Rights offerings.

•                  Mergers and acquisitions.

•                  Company splits.

•                  Other adjustments.

The underlier guidebook specifies a basis to determine the adjustment date and the stock price for each type of adjustment listed above.  Where the base market values for the underlier are required to be adjusted as a result of one of the events listed above, the new base market value is arrived at by multiplying the old base market value by the sum of or the difference between the previous business day market value and the adjustment amount and then dividing the product by the previous business day market value.

For the purposes of this calculation, the adjustment amount is the increase or decrease in the number of shares used for the underlier calculation multiplied by the stock price used for the adjustment.

License Agreement between the Japan Exchange Group Inc., the Tokyo Stock Exchange and Nikkei Inc. and The Goldman Sachs Group, Inc.

Goldman Sachs will enter into a non-exclusive license agreement with the Japan Exchange Group Inc., the Tokyo Stock Exchange and Nikkei Inc. whereby The Goldman Sachs Group, Inc., in exchange for a fee, will be permitted to use the JPX-Nikkei Index 400 in connection with the offer and sale of your note.  Any copyright and other intellectual property rights relating to the JPX-Nikkei Index 400 belong to the

Japan Exchange Group Inc., the Tokyo Stock Exchange and Nikkei Inc.  Goldman Sachs is not affiliated with the Japan Exchange Group Inc., the Tokyo Stock Exchange or Nikkei Inc.; the only relationship between the Japan Exchange Group Inc., the Tokyo Stock Exchange and Nikkei Inc. and Goldman Sachs is the licensing of the use of the JPX-Nikkei Index 400 and trademarks relating to the JPX-Nikkei Index 400.

The JPX-Nikkei Index 400 is copyrighted material calculated as described above.  The Japan Exchange Group Inc. and the Tokyo Stock Exchange (hereinafter collectively referred to as the “JPX Group”) and Nikkei Inc.  JPX Group and Nikkei Inc. jointly own the copyrights and other intellectual property rights subsisting in the JPX-Nikkei Index 400 itself and the methodology used to calculate the JPX-Nikkei Index 400.

Ownership of trademarks and any other intellectual property rights with respect to the marks to indicate the JPX-Nikkei Index 400 belong to the JPX Group and Nikkei Inc.

The notes are arranged, managed and sold exclusively at the risk of Goldman Sachs, and the JPX Group and Nikkei do not guarantee the notes and shall assume no obligation or responsibility with respect to the notes.

The JPX Group and Nikkei shall not be obligated to continuously publish the JPX-Nikkei Index 400 and shall not be liable for any errors, delays or suspensions of the publication of the JPX-Nikkei Index 400.

The JPX Group and Nikkei shall have the right to change the composition of the stocks included in the JPX-Nikkei Index 400, the calculation methodology of the JPX-Nikkei Index 400 or any other details of the JPX-Nikkei Index 400 and shall have the right to discontinue the publication of the JPX-Nikkei Index 400.

Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any upward or downward trend in the historical or hypothetical closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical underlier performance information or hypothetical performance data shown below.

The graph below shows the daily closing levels of the underlier from January 4, 2011 through May 22, 2015 (using hypothetical performance data and historical closing levels). Since the underlier was launched on January 6, 2014 and has a limited operating history, the graph includes hypothetical performance data for the underlier prior to its launch on January 6, 2014. The hypothetical performance data prior to January 6, 2014 was obtained from Nikkei Inc.’s website, without independent verification. The historical closing levels from January 6, 2014 to May 22, 2015 were obtained from Bloomberg Financial Services, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.) You should not take the hypothetical performance data or historical levels of the underlier as an indication of the future performance of the underlier.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 15, 2014, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 15, 2014.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$5,880,000 The Goldman Sachs Group, Inc. Leveraged JPX-Nikkei Index 400-Linked Notes due 2016 Goldman, Sachs & Co. JPMorgan Placement Agent
Pricing Supplement
	Page
Summary Information	PS-3
Hypothetical Examples	PS-10
Additional Risk Factors Specific to Your Notes	PS-14
The Underlier	PS-18
Validity of the Notes	PS-26

Product Supplement No. 3136 dated September 15, 2014

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50

General Terms Supplement dated September 26, 2014

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-13
The Underliers	S-33
S&P 500® Index	S-37
MSCI Indices	S-42
Hang Seng China Enterprises Index	S-50
Russell 2000® Index	S-55
FTSE® 100 Index	S-62
EURO STOXX 50® Index	S-67
TOPIX	S-73
The Dow Jones Industrial AverageTM	S-78
The iShares® MSCI Emerging Markets ETF	S-81

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120